Prospectus Supplement No. 1 (to Prospectus dated February 10, 2023)	Filed Pursuant to Rule 424(b)(3) Registration No. 333-268972

413,412,112 Shares of Class A Common Stock

Up to 157,210,985 Shares of Class A Common Stock

Issuable Upon Exercise of the Warrants and Conversion of the SPA Notes

Up to 111,131 Private Warrants

This prospectus supplement updates and supplements the prospectus dated February 10, 2023, which forms a part of our Registration Statement on Form S-1, as amended (Registration No. 333-268972) (as supplemented to date, the “Prospectus”). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on February 23, 2023 (the “Current Report”), other than the information included in Item 7.01 and Exhibit 99.1, which was furnished and not filed. Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the issuance by us of (i) 27,733,421 shares of the Class A common stock, par value $0.0001 per share, of Faraday Future Intelligent Electric Inc. (“FFIE” and such Class A common stock, the “Class A Common Stock”) originally purchased in the PIPE Financing (as defined in the Prospectus) by certain of the Selling Securityholders at a purchase price of $10.00 per share, (ii) 213,366 Founder Shares (as defined below) by certain of the Selling Securityholders previously acquired by our predecessor’s sponsor at an effective purchase price of $0.0043 per share, (iii) 170,131 shares of Class A Common Stock issued to designees of EarlyBirdCapital, Inc. as underwriters’ compensation in connection with the initial public offering of Property Solutions Acquisition Corp. (“PSAC”) at an effective purchase price of $0.0041 per share, (iv) 586,000 shares of Class A Common Stock issued on July 22, 2022 as consideration for consulting and advisory services pursuant to an omnibus transaction services fee agreement and acknowledgement, as amended, with Riverside Management Group in connection with the Business Combination (as defined in the Prospectus), (v) 86,395,848 shares of Class A Common Stock originally issued to Season Smart Limited (“Season Smart”) and Founding Future Creditors Trust as consideration in connection with the Business Combination at a per share value of $10.00 per share, (vi) 64,000,588 shares of Class A Common Stock underlying the shares of FFIE’s Class B common stock, par value $0.0001 per share originally issued to FF Top Holding LLC (“FF Top”) as consideration in connection with the Business Combination at a per share value of $10.00 per share, (vii) 21,263,758 Earnout Shares not currently beneficially owned that Season Smart, FF Top and certain FF executives have the contingent right to receive pursuant to the Merger Agreement, (viii) 150,322 shares of Class A Common Stock issued to certain FF executives in satisfaction of deferred compensation owed by FF to such FF executives prior to the closing of the Business Combination, (ix) 484,856 shares of Class A Common Stock issued to certain FF executives upon such FF executives’ exercise of options, (x) 54,252 shares of Class A Common Stock issued to Chui Tin Mok upon closing of the Business Combination in satisfaction of his related party note payable, (xi) 4,923,072 shares of Class A Common Stock issued upon exercise of certain warrants issued in a private placement to certain institutional investors pursuant to a Second Amended and Restated Note Purchase Agreement, dated October 9, 2020 (as amended from time to time, the “NPA,” and such warrants, the “ATW NPA Warrants”), and (xii) 182,376,970 shares of Class A Common Stock issued upon conversion of certain convertible notes and 25,059,528 shares of Class A Common Stock issued upon exercise of certain warrants, in each case issued in a private placement to certain institutional investors pursuant to a Securities Purchase Agreement, dated as of August 14, 2022, as amended on September 23, 2022 (the “SPA”), pursuant to the Joinder and Amendment Agreement to the SPA (the “Joinder”), dated as of September 25, 2022, pursuant to the Limited Consent and Third Amendment to the SPA (the “Third Amendment”), dated as of October 24, 2022, pursuant to the Limited Consent and Amendment to the SPA (the “Fourth Amendment”), dated as of November 8, 2022, pursuant to the Letter Agreement and Amendment to the SPA (the “Senyun Amendment”), dated as of December 28, 2022, pursuant to the Limited Consent and Amendment No. 5 (the “Fifth Amendment”), dated as of January 25, 2023, and pursuant to the Amendment No. 6 to Securities Purchase Agreement (the “Sixth Amendment”), dated as of February 3, 2023 (such notes and warrants under the SPA and Joinder, the “SPA Notes” and the “SPA Warrants”).

The Prospectus also relates to the offer and sale from time to time by the Selling Securityholders of up to 111,131 warrants (the “Private Warrants”), all of which were included in the private units purchased by our predecessor’s sponsor and EarlyBirdCapital, Inc. in connection with the initial public offering of PSAC at a price of $10.00 per unit.

The Prospectus also relates to the issuance by us, and the offer and sale from time to time by the Selling Securityholders, of up to an aggregate of 157,210,985 shares of Class A Common Stock which consists of (i) 111,131 shares of Class A Common Stock that are issuable upon the exercise of the Private Warrants, (ii) 23,540,988 shares of Class A Common Stock that are issuable upon the exercise of the 23,540,988 warrants (the “Public Warrants”) originally issued in the initial public offering of PSAC (or otherwise originally included in the private units purchased in connection with the initial public offering of PSAC, and subsequently sold), (iii) 23,508,563 shares of Class A Common Stock issuable upon exercise of NPA Warrants, and (iv) 90,409,839 shares of Class A Common Stock issuable upon conversion of SPA Notes and 19,640,464 shares of Class A Common Stock issuable upon exercise of SPA Warrants.

This prospectus supplement should be read in conjunction with the Prospectus. This prospectus supplement updates and supplements the information in the Prospectus. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our shares of Class A Common Stock and our Public Warrants are listed on The Nasdaq Stock Market (“Nasdaq”), under the symbols “FFIE” and “FFIEW.” On February 22, 2023, the closing price of our Class A Common Stock was $0.5837 per share and the closing price of our Public Warrants was $0.129 per Public Warrant.

See the section entitled “Risk Factors” beginning on page 22 of the Prospectus and under similar headings in any further amendments or supplements to the Prospectus to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 23, 2023.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 16, 2023

Faraday Future Intelligent Electric Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39395	84-4720320
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

18455 S. Figueroa Street Gardena, CA	90248
(Address of principal executive offices)	(Zip Code)

(424) 276-7616

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	FFIE	The Nasdaq Stock Market LLC
Redeemable warrants, exercisable for shares of Class A common stock at an exercise price of $11.50 per share	FFIEW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 16, 2023, the Board of Directors (“Board”) of Faraday Future Intelligent Electric Inc. (“Company”), upon the recommendation of the Compensation Committee of the Board (“Compensation Committee”), approved the Company’s SOP/SOD Incentive Plan (“Incentive Plan”) granting cash bonuses and equity incentive awards to all active employees of the Company upon the commencement of the start of production of the Company’s FF 91 Futurist on or prior to March 31, 2023 (“Production Condition”) and the commencement of the start of delivery of the Company’s FF 91 Futurist on or prior to April 30, 2023 (“Delivery Condition”).

The Incentive Plan includes the grant of certain equity incentive awards to employees of the Company, including Mr. Xuefeng Chen, its Global Chief Executive Officer, Mr. Chui Tin Mok, its Global Executive Vice President and Global Head of User Ecosystem, and Ms. Yun Han, its Chief Accounting Officer and Interim Chief Financial Officer. Upon the Company’s satisfaction of the Delivery Condition, Messrs. Chen and Mok and Ms. Han will be entitled to receive restricted stock unit (“RSU”) awards with a grant date fair market value of $3,500,000 (in the case of Mr. Chen), or with a grant date fair market value ranging from 150% to 300% of the executive’s annual target bonus, in the discretion of the Compensation Committee (in the case of Mr. Mok and Ms. Han), subject to vesting in three annual installments on the first three anniversaries of the grant date, generally subject to the applicable executive’s continuous employment through each applicable vesting date. In addition, beginning after the satisfaction of the Delivery Condition and continuing for an eight-year period, Mr. Chen will annually receive a grant of fully-vested stock units, in each case with a grant date fair market value of $437,500, subject to Mr. Chen’s continued employment through each grant date of the award.

In addition to the equity incentive awards described above, the Board also approved two cash bonuses of $50,000 to Mr. Chen, which shall become payable upon (i) the satisfaction of the Production Condition, and (ii) satisfaction of the Delivery Condition, respectively.

Item 7.01. Regulation FD Disclosure

A copy of the Company’s press release announcing the approval of the Incentive Plan described in Item 5.02 is being furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information in this Item 7.01, including Exhibit 99.1 hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are filed with this Current Report on Form 8-K:

No.	Description of Exhibits
99.1	Press Release dated February 23, 2023.
104	Cover Page Interactive Data File (embedded within the XBRL document)

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Faraday Future Intelligent Electric Inc.

Date: February 23, 2023	By:	/s/ Yun Han
	Name:	Yun Han
	Title:	Interim Chief Financial Officer

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